                             LIBERTY PROPERTY TRUST

                             ARTICLES SUPPLEMENTARY

                     ESTABLISHING AND FIXING THE RIGHTS AND
       PREFERENCES OF A SERIES OF PREFERRED SHARES OF BENEFICIAL INTEREST


          Liberty Property Trust, a Maryland real estate investment trust (the "Company"), certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Pursuant to the authority vested in the Board of Trustees of the Company (the "Board of Trustees") by Sections 3.2(e), 6.1 and 6.3 of the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust") and by Section 8-203 of the Maryland General Corporation Law, the Board of Trustees, by duly adopted resolution dated July 30, 1997, has duly classified and designated 5,750,000 shares of the 200,000,000 authorized shares of beneficial interest in the Company as a series designated the "8.80% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest," which possesses the preferences, conversion or other rights, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares as set forth in these Articles Supplementary:

          (1) Designation and Number.  A series of preferred shares of
              ----------------------
beneficial interest in the Company (the "Preferred Shares") designated the "8.80% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest" (the "Series A Preferred"), par value $0.001 per share, is hereby established. The number of shares of the Series A Preferred shall be 5,750,000.

          (2) Rank.  The Series A Preferred will, with respect to dividend
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rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of common shares of beneficial interest of the Company (the "Common Shares"), and to all equity securities ranking junior to such Series A Preferred; (b) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred; and (c) junior to all equity securities issued in accordance with Section 6(d) below by the Company the terms of which specifically provide that such equity securities rank senior to the Series A Preferred. The term "equity securities" shall not include convertible debt securities.

          (3)  Dividends.
               ---------

               (a) Holders of the shares of Series A Preferred shall be entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.80% per annum of the $25.00 liquidation preference (equivalent to a fixed annual amount of $2.20 per share). Such dividends shall be cumulative from the first date on which any Series A

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Preferred is issued and shall be payable quarterly in arrears on or before the
30th day of January, April, June and October of each year or, if any such date is not a business day (as defined herein), the next succeeding business day (each, a "Dividend Payment Date"). The first dividend, which will be payable on October 30, 1997, will be for less than a full quarter. Such dividend and any dividend payable on the Series A Preferred for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the 15th (fifteenth) day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Trustees of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). As used herein, the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the state of New York are authorized or obligated by law or executive order to close.

               (b) No dividends on shares of Series A Preferred shall be authorized by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

               (c) Notwithstanding the foregoing, dividends on the Series A Preferred will accrue whether or not the terms and provisions set forth in
Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series A Preferred will accumulate as of the Dividend Payment Date on which they first become payable.

               (d) Except as provided in Section 3(e) below, no dividends will be authorized or paid or set apart for payment on any shares of beneficial interest of the Company or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series A Preferred (other than a dividend in shares of the Common Shares or in any other class of shares of beneficial interest ranking junior to the Series A Preferred as to dividends and upon liquidation) for any period unless full cumulative dividends for all past dividend periods and the then current dividend period have been or contemporaneously are (i) authorized and paid or (ii) authorized and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred.

               (e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred, all dividends authorized upon the Series A Preferred and any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred shall be authorized pro rata so that the amount of dividends authorized per share of Series A Preferred and such other series

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of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends on such other series of Preferred Shares for prior dividend periods if such other series of Preferred Shares does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred which may be in arrears.

               (f) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred have been or contemporaneously are authorized and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Series A Preferred as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series A Preferred as to dividends or upon liquidation, nor shall any Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series A Preferred as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Series A Preferred as to dividends and upon liquidation, and except as set forth in Section 5(e) below).

               (g) Holders of the Series A Preferred shall not be entitled to any dividend, whether payable in cash, property or shares of beneficial interest in excess of full cumulative dividends on the Series A Preferred as described above. Any dividend payment made on shares of the Series A Preferred shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

               (h) If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest in the Company (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of the Series A Preferred will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series A Preferred for the year and the denominator of which shall be the Total Dividends.

          (4)  Liquidation Preference.
               ----------------------

               (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Preferred then outstanding are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25.00 per share, plus an amount

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equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution of assets is made to holders of Common Shares or any other class or series of shares of beneficial interest of the Company that ranks junior to the Series A Preferred as to liquidation rights.

               (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with the Series A Preferred in the distribution of assets, then the holders of the Series A Preferred and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

               (c) Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

               (d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred will have no right or claim to any of the remaining assets of the Company.

               (e) The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation, trust or other entity with or into the Company or the sale, lease or conveyance of all or substantially all of, the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

          (5)  Redemption.
               ----------

               (a) Right of Optional Redemption. The Series A Preferred is not redeemable prior to July 30, 2002. However, in order to ensure that the Company remains a qualified real estate investment trust ("REIT") for federal income tax purposes, the Series A Preferred shall be subject to the provisions of Article VII of the Declaration of Trust pursuant to which Series A Preferred owned by a shareholder in excess of the Ownership Limit (as defined in the Declaration of Trust) will automatically be exchanged for Excess Shares (as defined in the Declaration of Trust) and the Company will have the right to purchase Excess Shares from the holder. On and after July 30, 2002, the Company, at its option and upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series A Preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If less than all of the outstanding shares of Series A Preferred are to be redeemed, the Series A Preferred to be redeemed shall be redeemed pro rata (as

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nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

               (b)  Limitations on Redemption.

                    (i) The redemption price of the Series A Preferred (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other shares of beneficial interest of the Company, which may include other series of Preferred Shares, and from no other source. For purposes of the preceding sentence, "shares of beneficial interest" means any equity securities (including Common Shares and Preferred Shares), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                    (ii) Unless full cumulative dividends on all shares of Series A Preferred shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred shall be redeemed unless all outstanding shares of Series A Preferred are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred (except by exchange for shares of beneficial interest of the Company ranking junior to the Series A Preferred as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the
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Company of Excess Shares in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series A Preferred pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred.

               (c) Rights to Dividends on Shares Called for Redemption. Immediately prior to any redemption of Series A Preferred, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred for which a notice of redemption has been given.

               (d)  Procedures for Redemption.

                    (i) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred to be redeemed at their respective addresses as they appear on the share transfer records of the Company. No failure to give such notice or

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any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred except as to the holder(s) to whom notice was defective or not given.

                    (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series A Preferred to be redeemed; (D) the place or places where the Series A Preferred is to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred held by such holder to be redeemed.

                    (iii) If notice of redemption of any shares of Series A Preferred has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series A Preferred so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred, such shares of Series A Preferred shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series A Preferred to be redeemed shall surrender such Series A Preferred at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares of Series A Preferred shall be redeemed by the Company at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the shares of Series A Preferred represented by any such certificate are redeemed, a new certificate or certificates representing the unredeemed shares of Series A Preferred shall be issued without cost to the holder thereof.

               (e) Application of Article VII.  The shares of Series A
Preferred are subject to the provisions of Article VII of the Declaration of Trust, including, without limitation, the provision for the redemption of Excess Shares. Notwithstanding the provisions of Article IX of the Declaration of Trust, shares of Series A Preferred which have been exchanged pursuant to the Declaration of Trust for Excess Shares may be redeemed, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If less than all of the outstanding Series A Preferred is to be redeemed, the Series A Preferred to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

               (f) Status of Redeemed Shares. Any shares of Series A Preferred that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

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          (6)  Voting Rights.
               -------------

               (a) Holders of the Series A Preferred will not have any voting rights, except as set forth below.

               (b) Whenever dividends on any shares of Series A Preferred shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a "Preferred Dividend Default"), the holders of such shares of Series A Preferred (voting separately as a class with all other series of Preferred Shares ranking on a parity with the Series A Preferred as to dividends or on liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional trustees of the Company (the "Preferred Shares Trustees") at a special meeting called by the holders of record of at least 20% of the outstanding shares of Series A Preferred or the holders of shares of any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred for the past dividend periods and the accrued dividend for the then current dividend period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment in full.

               (c) If and when all accumulated dividends and the accrued dividend for the then current dividend period on the Series A Preferred shall have been paid in full or set aside for payment in full, the holders of shares of Series A Preferred shall be divested of the voting rights set forth in
Section 6(b) hereof (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the accrued dividend for the then current dividend period have been paid in full or set aside for payment in full on all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Shares Trustee so elected shall terminate. Any Preferred Shares Trustee may be removed at any time with or without cause by the affirmative vote of, and shall not be removed otherwise than by the affirmative vote of, the holders of record of the outstanding shares of the Series A Preferred when they have the voting rights set forth in Section 6(b) and the holders of record of any other series of Parity Preferred upon which like voting rights have been conferred and are exercisable representing a majority of such shares of Series A Preferred and other series of Parity Preferred, if any, entitled to be voted on the matter, voting as a single class. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by written consent of the Preferred Shares Trustee remaining in office, or if none remains in office, by the affirmative vote of the holders of record of the outstanding shares of Series A Preferred when they have the voting rights set forth in Section 6(b) and the holders of record of any other series of Parity Preferred upon which like voting rights have been conferred and are exercisable representing a majority of such shares of Series A Preferred and other series of Parity Preferred, if any, entitled to be voted on the matter. The Preferred Shares Trustees shall each be entitled to one vote per trustee on any matter.

               (d) So long as any shares of Series A Preferred remain outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the

                                      A-7
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shares of the Series A Preferred outstanding at the time, (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, (ii) amend, alter or repeal the provisions of these Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred or the holders thereof or (iii) enter into a consolidation or merger in which another entity is the surviving entity, unless the holders of the Series A Preferred receive a preference security the rights, preferences, privileges and voting power of which do not differ from those of the Series A Preferred in any manner which is material and adverse to the holder of the Series A Preferred; provided, however, that with respect to the occurrence of any event set forth in (ii) or (iii) above, so long as the Series A Preferred remains outstanding with the terms thereof materially unchanged, or the terms of the securities issued in exchange for the Series A Preferred in the consolidation or merger are not materially different from those of the Series A Preferred, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series A Preferred and provided further that any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

               (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

          (7) Conversion. The Series A Preferred is not convertible into or
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exchangeable for any other property or securities of the Company, except that the shares of Series A Preferred may be exchanged by the Company for Excess Shares, in accordance with the Declaration of Trust.

          SECOND: The Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust.

          THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

          FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

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          FIFTH:  The undersigned Chairman of the Board of Trustees and Chief
Executive Officer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board of Trustees and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and in its behalf by its Chairman of the Board of Trustees and Chief Executive Officer and attested to by its Secretary on this 5th day of August, 1997.

                                    LIBERTY PROPERTY TRUST


                                    /s/ Willard G. Rouse III
                                    _______________________________
[SEAL]                              Willard G. Rouse III,
                                    Chairman of the Board and
                                    Chief Executive Officer



ATTEST:


/s/ James J. Bowes
----------------------------------
James J. Bowes, Secretary

                                      A-9